EXHIBIT 99.2

Housing and Economic Recovery Act of 2008

Summary of Key Provisions for Seattle Bank Members

September 9, 2008

On Wednesday, July 30, President Bush signed the Housing and Economic Recovery Act (HERA) of 2008 into law. This legislation covers a wide range of matters related to housing finance, including assistance for homeowners facing mortgage foreclosures, licensing requirements for mortgage loan originators, and improvements to the Federal Housing Administration, as well as a number of important provisions affecting the Federal Home Loan Banks (FHLBanks).

While many of the details regarding these and other changes affecting the FHLBanks have yet to be defined, the purpose of this summary is to highlight the provisions that the Seattle Bank currently perceives as having the greatest impact on our members in the near term.

FHLBank Regulatory Structure

Most significant among the provisions relating to the FHLBanks is the creation of a single regulator, the Federal Housing Finance Agency (FHFA), for the housing government-sponsored enterprises, Fannie Mae, Freddie Mac, and the FHLBanks. The FHFA, which replaces both the Office of Federal Housing Enterprise Oversight (OFHEO) and the Federal Housing Finance Board, is led by the FHFA Director and three deputy directors, each of whom is responsible for leading one of the agency's three divisions:

  Enterprise Regulation (supervision of Fannie Mae and Freddie Mac)
  FHLBank Regulation (supervision of the FHLBanks)
  Housing and Mission Goals (oversight of the housing mission and goals of the Fannie Mae and Freddie Mac and the housing finance and community and economic development mission of the FHLBanks)

The FHFA is overseen by the Federal Housing Oversight Board, which comprises the Secretaries of the Departments of the Treasury and Housing and Urban Development, the Chairman of the Securities and Exchange Commission, and the FHFA Director. Its responsibilities include advising the FHFA Director regarding overall strategies and policies. With the new structure, the FHFA Director will have the authority and responsibility to issue regulations.

The HERA provides that prior to issuing regulations or taking any agency action relating to the FHLBanks, the FHFA Director must consider the differences between the FHLBanks and Fannie Mae and Freddie Mac. Specifically, these include the FHLBanks' cooperative ownership structure, mission of providing liquidity to members, affordable housing and community development mission, capital structure, and joint and several liability for FHLBank debt issuances.

The FHFA assumed its role as our new regulator when the legislation was enacted on July 30, and all rules, regulations, and other decisions put in place by our former regulator, the Federal Housing Finance Board, were transferred to the authority of the FHFA at that time. The Finance Board will have until July 30, 2009, to conclude its operations.

FHLBank Corporate Governance

The HERA changes the rules governing the composition of the FHLBanks' boards of directors and director elections, stating that each FHLBank must have 13 directors or such other number as the Director of the FHFA may decide. However, each state must have at least one "member director," and a majority of the board must consist of member directors." "Independent directors" must constitute at least two-fifths of the board, and at least two of the independent directors must qualify as public interest directors. Rather than being appointed, the independent directors will be nominated by an FHLBank's board of directors, after consulting with the bank's Affordable Housing Advisory Council, and will be elected by the members.

Each director will serve for a four-year, rather than a three-year term. All incumbent directors may continue to serve until the end of their current terms.

The 2008 election of member directors currently in process will be postponed until we receive further guidance from our new regulator regarding the director elections process.

Community Financial Institutions

The HERA significantly increased the maximum permissible asset size, from $625 million to $1 billion for 2008, for an FHLBank member institution to be considered a CFI and to qualify for the benefits associated with CFI status, including the ability to pledge an expanded range of collateral. This asset size limit is subject to ongoing annual adjustment for inflation.

Community Development Financial Institutions

The HERA amends the FHLBank Act to authorize an entity that is certified as a CDFI to be eligible to become a member of an FHLBank.

Letters of Credit to Support Tax-exempt non-Housing Municipal Bonds

The HERA facilitates the use of FHLBank letters of credit to support tax-exempt non-housing municipal bond issuances by permitting their use without jeopardizing the tax-exempt status of the bonds.